EXHIBIT 16.1

May 10, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: Acro Biomedical Co., Ltd.

Ladies and Gentlemen:

We have read the statements of Acro Biomedical Co., Ltd. (formerly Killer Waves Hawaii, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K dated May 10, 2017 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with the other statements made under Item 4.01.

/s/ Stevenson & Company CPAs LLC